Exhibit 99.1

SAN LEANDRO, Calif., November 20, 2012 – On November 19, 2012, Chief Executive Officer Tom Rooney provided an interview to a representative of Bloomberg News.  A wire story published subsequent to the interview incorrectly reported that Energy Recovery, Inc. (NASDAQ: ERII) is the subject of takeover interest.  While the Company, as a matter of policy, does not comment on rumors, it feels compelled to correct the facts as reflected in the Bloomberg story.  During the course of a telephone interview about the desalination industry in Chile and the global demand for water, Mr. Rooney acknowledged the increasing attractiveness of the business in response to a specific question regarding the Company as a potential acquisition candidate.  Mr. Rooney did not imply, or intend to imply, that the Company was in discussions with potential buyers.  In fact, Mr. Rooney stated that the Company has no interest in entertaining the notion of a potential acquisition at this time.  Importantly, the Company remains intensely focused on the tenacious execution of its long-term strategy, the successful implementation of which should provide the greater benefit to its shareholders.

Forward-Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include: the attractiveness of the Company as an acquisition candidate, the focus on and execution of the Company’s long-term strategy, and the associated benefit to its shareholders.  Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2012 as well as other reports filed by the Company with the SEC from time to time.

About Energy Recovery, Inc.

Energy Recovery, Inc. (NASDAQ: ERII) is the world leader in harnessing energy from industrial fluid flows and pressure cycles.  The Company’s innovations make industrial processes within the water, oil & gas, and chemical industries environmentally cleaner and economically more profitable.  By developing the highest-efficiency technologies that deliver substantial cost savings, Energy Recovery’s solutions offer the best economics for any industrial application.  In total, the Company has installed 14,000 devices on every continent, saving its clients more than one billion dollars in energy costs each year.  The company is headquartered in the San Francisco Bay Area with offices worldwide, including Madrid, Shanghai, and Dubai.  For more information about Energy Recovery, Inc., please visit www.energyrecovery.com.

Contact:
Alexander J. Buehler
Chief Financial Officer
(510) 483-7370